February 20, 2007

Evelyn Dilsaver
President and Chief Executive Officer
Schwab Investments
101 Montgomery Street
San Francisco, CA 94104

Re: Schwab Global Real Estate Fund

Dear Ms. Dilsaver:

This letter will confirm our agreement to limit net operating expenses of the above-named fund, as noted in the table below and described in the fund's registration statement filed with the Securities and Exchange Commission.

FUND                                  PROPOSED OER CAP AND      TO BE DISCLOSED
                                      EXPIRATION DATE           EFFECTIVE
--------------------------------------------------------------------------------
SCHWAB GLOBAL REAL ESTATE FUND        1.20 bps; to expire       2/28/07
          Investor Shares             6/30/09

SCHWAB GLOBAL REAL ESTATE FUND        1.05 bps; to expire       2/28/07
          Select Shares               6/30/09

Sincerely,

/s/ George Pereira                               /s/ Carolyn Stewart
------------------------------------------       ------------------------------------------
George Pereira                                   Carolyn Stewart
Senior Vice President and                        Vice President
Chief Financial Officer                          Product Strategy and Product Management
Charles Schwab Investment Management, Inc.       Charles Schwab & Co., Inc.



cc:      Clinton, Michael
         Felton, Koji
         Gao, Zuogang
         Gergova, Mila
         Hafner, Jennifer
         Hand, Gregory
         Maddock, Keith
         Pereira, George
         Pierce, James
         Schantz, Steven
         Zuckerman, Philipp